Exhibit 99.1

FOR IMMEDIATE RELEASE
June 7, 2006

Corporate Communications:
Fran Harrison
(207)-775-8576
Email: fran.harrison@fairchildsemi.com

Investor Relations:
Dan Janson
(207)-775-8660
Email: investor@fairchildsemi.com

Agency Contact:
Barbara Ewen
CHEN PR
(781)-672-3114
Email: bewen@chenpr.com

Fairchild Semiconductor Reiterates Guidance for the
Second Quarter 2006

South Portland, Maine – June 7, 2006 – Fairchild Semiconductor (NYSE: FCS), the leading supplier of high performance products that optimize power, today reiterated its previous guidance for second quarter 2006 revenue to be flat to down 3%, reflecting the return to a 13 week second quarter from the 14 week first quarter, while gross margins are expected to increase 50 – 100 basis points sequentially.

“Demand has been seasonally normal so far in the second quarter with the strongest order rates for products serving the industrial, communications and TV/display end markets,” said Mark Thompson, Fairchild’s president and CEO. “Channel and internal inventories are tracking in a stable range according to our expectations. Lead times also remain in a similar range as last quarter. We have a healthy backlog position and are focused on meeting our customers’ demand.”

Fairchild expects to report its second quarter financial results before the market opens on July 20, 2006.

Special Note on Forward-Looking Statements:
Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and are available at the Investor Relations section of Fairchild Semiconductor’s web site at http://investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:
Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry’s broadest portfolio of components that optimize system power. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products. Please contact us on the web at www.fairchildsemi.com.